Exhibit 10.5

COVENANT NOT TO COMPETE

This Covenant Not to Compete, effective the 1st day of July, 2004, between Seller and Purchaser:

1.

Recitals. The parties to this Covenant Not to Compete hereby make the following declarations.

a.

That in connection with the execution of the Covenant Not to Compete, the parties have entered into a Business Transfer Agreement for the sale of the Business Assets of a business owned by Seller and known as Burger Time.

b.

That pursuant to the terms and conditions of the Business Transfer Agreement, the parties have agreed to limi the future business activities of Seller, Douglas R. Geeslin and Ralph B. Nordick

2.

Definitions. For the purposes of this Covenant Not to Compete:

a.

"Purchaser" shall mean Burger Time Acquisition Corporation, a corporation organized under the laws of the State of Minnesota, whose mailing address is 13828 Lincoln Street NE, Ham Lake, Minnesota 55304.

b.

"Seller" shall mean Burger Time Corporation, a corporation organized under the laws of the State of North Dakota, whose mailing address is 675 12th Avenue NE, West Fargo, North Dakota 58078.

c.

“Doug Geeslin” shall mean Douglas R. Geeslin, whose mailing address is 1052 Sunset Boulevard, P.O. Box 1015, Hawley, Minnesota 56549.

d.

“Ralph Nordick” shall mean Ralph B. Nordick, whose mailing address is 2457 West Country Club Drive, Fargo, North Dakota 58103.

e.

“Burger Time Parties” shall collectively mean Seller, Douglas R. Geeslin and Ralph B. Nordick.

f.

"Covenant Not to Compete" shall mean this Covenant Not to Compete between Seller, Douglas R. Geeslin, Ralph B. Nordick and Purchaser.

g.

"Business Transfer Agreement" shall mean the Business Transfer Agreement, dated July 1, 2004, between Seller and Purchaser.

h.

“Note” shall mean that certain promissory note of a date even herewith in original principal amount of Three Hundred Thousand and 00/100 ($300,000.00) Dollars given by Purchaser as Borrower to Seller as Lender in connection with the Business Transfer Agreement.

i.

“Contracts for Deed” shall mean the contracts for deed relating to ten (10) parcels of real estate entered into by Seller and Purchaser as of the date hereof in connection with the execution of the Business Transfer Agreement.

3.

Acknowledgment of Burger Time Parties.  Each of the Burger Time Parties acknowledges that:

a.

The promises and restrictive covenants that each of the Burger Time Parties is providing in this Covenant Not to Compete are reasonable and necessary to the protection of Purchaser’s business and the Purchaser’s legitimate interests in its acquisition of the Business Assets pursuant to the Business Transfer Agreement;

b.

Each of the Burger Time Parties will receive a substantial benefit from the consummation of the transactions contemplated by the Business Transfer Agreement; and,

c.

The execution and delivery of this Covenant Not to Compete by each of the Burger Time Parties is a material inducement to the willingness of the Purchaser to enter into the Business Transfer Agreement, and is a condition to the obligations of the Purchaser to consummate the transactions contemplated by the Business Transfer Agreement.

4.

Covenant Not to Compete.  The Burger Time Parties agree that it or he, respectively, shall not at any time within the three (3) year period beginning July 1, 2004, and ending June 30, 2007, directly or indirectly engage in, or have any interest in, whether as an officer, director, stockholder, owner, salesperson, co-owner, partner, trustee, promoter, technician, engineer, analyst, employee, agent, representative, distributor, supplier, investor, lender, consultant, advisor or manager of or to, any person, firm, corporation, or business (whether as an employee, officer, director, agent, security holder, creditor, consultant, or otherwise) that engages in, any activity in any of the states of North Dakota, South Dakota, Minnesota or Iowa, which is the same as, similar to, or competitive with any activity now engaged in by Seller in any of these states so long as the Purchaser shall engage in this activity in such states.

5.

Remedies for Breach.  Each of the Burger Time Parties acknowledges that the restrictions set forth in Paragraph 4 are reasonably necessary to protect the legitimate business interests of Purchaser.  It is understood that if any of the Burger Time Parties violates its or his obligations under Paragraph 4, Purchaser would suffer irreparable harm for which a recovery of money damages would be an incomplete and inadequate remedy.  It is therefore agreed that Purchaser, in addition to any remedies at law, shall be entitled, as a matter of right, in any court of competent jurisdiction, to a mandatory injunction restraining any and each of the Burger Time Parties pending litigation, as well as upon final determination thereof, from violating this Covenant Not to Compete, and each of the Burger Time Parties waives the requirement that Purchaser provide any bond as a condition precedent to obtaining such relief.

6.

Additional Remedies; Liquidated Damages.  Purchaser may pursue any remedies available to it on account of a breach, or threatened breach, of this Covenant Not to Compete, including monetary damages and the recovery of costs and reasonable attorneys’ fees incurred by Purchaser in enforcing its rights under this Covenant Not to Compete.  Purchaser and each of the Burger Time Parties agree that, at the time of entering into this Covenant Not to Compete, Purchaser and each of the Burger Time Parties believe that actual damages would be difficult to ascertain in the event of a breach of this Covenant Not to Compete by any of the Burger Time Parties.  As a result, each of the Burger Time Parties hereby agrees that, in addition to Purchaser’s obtaining injunctive or other equitable relief in accordance with Paragraph 5 and in addition to any other relief available to Purchaser, the remedies available to Purchaser for a breach of this Covenant Not to Compete by any of the Burger Time Parties shall include liquidated damages in favor of Purchaser in the amount of One Hundred Thousand and 00/100 ($100,000.00) Dollars (the “Liquidated Damage Amount”).  At the election of Purchaser, the Liquidated Damage Amount:

a.

Shall first be deducted from any amounts owed to Seller under the Note, if any amounts remain outstanding on the Note at the time of breach of this Covenant Not to Compete; and,

b.

Thereafter, shall be deducted pro-rata from any amounts owed to Seller under the Contracts for Deed.   Each of the Burger Time Parties agree that the foregoing is not grossly disproportionate to the damages that would be expected to flow from a breach of this Covenant Not to Compete by any of the Burger Time Parties.

7.

Enforcement.  If, at the time of enforcement of this Covenant Not to Compete, a court of competent jurisdiction shall hold that any of the duration, scope or area of any restriction stated here are unreasonable under the circumstances then existing, Purchaser and each of the Burger Time Parties hereby agree that the court may substitute such maximum restrictions reasonable under the circumstance for the restrictions stated herein.

8.

Severability and Interpretation.  If any provision of this Covenant Not to Compete is held invalid by a court of competent jurisdiction, the remaining provisions will remain enforceable according to their respective terms.  This Covenant Not to Compete shall be interpreted, governed and construed according to the substantive laws of the State of North Dakota without regard to the choice of law provisions of any jurisdiction.

9.

Waiver.  The waiver by Purchaser of a breach of any provision of this Covenant Not to Compete by any of the Burger Time Parties shall not operate or be construed as a waiver of any subsequent breach of any of the Burger Time Parties, nor shall it constitute a waiver of any breach by any of the other Burger Time Parties, nor shall it constitute a waiver of any rights of Purchaser hereunder with respect to other provisions or violations of this Covenant Not to Compete.

10.

Binding Effect.  The terms and provisions of this Covenant Not to Compete shall be binding on the parties hereto and their respective heirs, executors, administrators, legal or personal representatives, successors and assigns.

11.

Notice.  Any notice required to be given by this Covenant Not to Compete shall be sufficient upon mailing, if in writing and sent by registered or certified mail, return receipt requested, to the last known address of the party to whom given.

12.

Amendment.  This Covenant Not to Compete may be altered or amended only by an agreement in writing signed by all parties.

13.

Contingency.  This Covenant Not to Compete shall automatically terminate and the restrictions of Paragraph 4 released, upon default or breach by Seller of any of its obligations under the Note, Contracts for Deed or Business Transfer Agreement.  The termination of this Covenant Not to Compete pursuant to this Paragraph shall in no way release or impair the obligations of any of the Burger Time Parties arising prior to such termination, including any obligations of the Burger Time Parties under Paragraph 6.

/s/  Ralph B. Nordick

Ralph B. Nordick

/s/  Douglas R. Geeslin

Douglas R. Geeslin

BURGER TIME CORPORATION,   Seller

  By  /s/  Douglas R. Geeslin

Douglas R. Geeslin,

President and Secretary

BURGER TIME ACQUISITION CORPORATION,   Purchaser

   By  /s/  Mark Buckrey

Mark Buckrey,

Chief Financial Officer